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MIRACOR DIAGNOSTICS REPORTS 1ST QUARTER RESULTS

SAN DIEGO--May 16, 2005--Miracor Diagnostics, Inc. (OTCBB: MRDG) today reported net revenue was $4,898,803 for the three months ended March 31, 2005, a 5% increase compared to net revenue of $4,684,725 for the same period in 2004. Net income was $715,498 ($0.04 per share) compared to a net loss of $184,413 ($0.01 per share) in 2004. Net income included a gain on sale of assets of $540,573.

                    Miracor Diagnostics Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                       Three months ended March 31,
                                            2005          2004
                                        -----------   -----------

Net revenue                             $ 4,898,803   $ 4,684,725
Net income from
  Continuing Operations                 $   712,582   $    25,008
Net income (loss) from
  Discontinued Operations               $     2,916   $  (209,421)
Net income (loss)                       $   715,498   $  (184,413)
Net income (loss)
  exclusive of sale of center           $   174,925   $  (184,413)

Basic and diluted EPS from
   Continuing Operations                $      0.04   $      0.00
Basic and diluted EPS from
   Discontinued Operations              $      0.00   $     (0.01)
Basic and diluted EPS                   $      0.04   $     (0.01)
Basic and diluted EPS
   exclusive of sale of center          $      0.01   $     (0.01)


"We are pleased with the positive results in the first quarter," stated M. Lee Hulsebus, Miracor's Chairman and CEO. "After the purchase and opening of six centers at the end of 2002, the growing pains created a significant downturn in earnings. With the improvement of our continuing operations and restructuring of our debt, we are cautiously optimistic that we can continue to move forward with our business model of growth both organically and via acquisitions."

SALE OF DIAGNOSTIC CENTER
Miracor completed the sale of a diagnostic center resulting in a gain of $540,573. This center lost approximately $450,000 in 2004.

IMPROVEMENT  IN CONTINUING OPERATIONS
Income from continuing operations, not including the gain on sale, was $172,009 for the three months ended March 31, 2005 compared to $25,008 in the same period for 2004. Earnings before interest expense, taxes, depreciation and amortization (EBITDA) from continuing operations, not including the gain on sale, was $908,655 for the three months ended March 31, 2005 as compared to $766,412 for the same period in 2004. Current assets less current liabilities (working capital) stands at $749,064 at March 31, 2005 compared to a negative working capital of $2,554,809 at March 31, 2004. The improvement is due to a substantial restructuring of several of Miracor's notes payable and capital leases.


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DEBT RESTRUCTURED
Miracor restructured nearly $10 million of debt resulting in lowered payments over the next several years with balloon payments beyond 2010. In addition, Miracor received a commitment from a bank for a $3,250,000 line of credit secured by the company's receivables.

ABOUT THE COMPANY
Miracor has been operating freestanding diagnostic imaging centers since 1998. We are an independent provider of medical diagnostic imaging services; specifically magnetic resonance imaging ("MRI") and computed tomography ("CT") services through our network of company-owned and operated fixed-site, freestanding outpatient facilities. We operate 13 wholly-owned centers. Our centers, all of which operate from facilities leased from third parties, are located in the following five states: California, Florida, Illinois, Ohio and Oregon. We derive substantially all of our revenue, directly or indirectly, from fees charged for the diagnostic imaging services performed at our facilities with 81% of our 2004 revenues derived from MRI services, 10% from CT services and 9% from other diagnostic imaging services for the year ended December 31, 2004.

We target our growth/expansion in the areas in which we currently operate. Our clustering strategy brings many benefits including lower costs, management coverage and name recognition. All of our facilities employ modern equipment and technology in modern, patient-friendly settings. Our facilities range from single-modality MRI to multi-modality offering various combinations of MRI, CT, mammography, ultrasound, bone densitometry, diagnostic radiology, or X-ray and fluoroscopy.

Most of the centers offer open MRI equipment that affords greater patient comfort especially for larger or claustrophobic patients. All of our MRI equipment has the most recent software upgrades for enhanced imaging quality. We believe there is a continuing trend towards the movement out of hospitals and into freestanding centers. The outpatient market for diagnostic imaging now exceeds that of the inpatient market. This is due to a number of factors including increased efficiencies of outpatient services, the patient-friendly nature of independent centers and federal regulatory changes that favor the outsourcing of diagnostic imaging services by hospitals.

At our facilities, we provide all of the equipment as well as all non-medical operational, management, financial and administrative services necessary to provide diagnostic imaging services. Miracor delivers these imaging services tailored to the needs of the patient, physician and local health care markets.

Miracor operates the following 13 diagnostic imaging centers:

CALIFORNIA        FLORIDA          ILLINOIS         OHIO           OREGON
Laguna Niguel     Jacksonville     Carol Stream     Perrysburg     Coos Bay
Long Beach (2)    Kissimmee        Oak Brook        Sylvania
Santa Barbara     Orlando          Woodridge


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For more information, visit www.miracor.net.

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE ARE BASED UPON VARIOUS ASSUMPTIONS, AND CERTAIN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION (SEC). MIRACOR DIAGNOSTICS INC. ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

CONTACT:
MIRACOR DIAGNOSTICS, INC. (858) 455-7127
    M. LEE HULSEBUS, CHAIRMAN AND CEO, EXT. 11
    ROSS SEIBERT, CFO, EXT. 13




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